AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 12th day of May, 2016, to the Fund Administration Servicing Agreement dated as of September 15, 2015, as amended (the “Agreement”), is entered into by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Series Portfolios Trust:

Exhibit C, the Appleton Equity Growth Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/John J. Hedrick	By: /s/Michael L. Ceccato

Name: John J. Hedrick	Name: Michael L. Ceccato

Title: President	Title: Senior Vice President

Exhibit C to the Series Portfolios Trust Fund Administration Servicing Agreement

Name of Series
Appleton Equity Growth Fund

Fund Accounting, Fund Administration Service Fee Schedule at May, 2016

Annual Fee Based Upon Average Net Assets Per Fund*
___ basis points on the first $___
___ basis points on the next $___
___ basis points on the balance
Minimum annual fee:  $___ per fund

▪ Additional fee of $___ for each additional class
▪ Additional fee of $___ per manager/sub-advisor per fund
▪ Additional fee of $___ for a Controlled Foreign Corporation (CFC)

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

Pricing Services**
▪	$___ - Domestic Equities, Options, ADRs
▪	$___ - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪	$___ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                    Bonds, Asset Backed Securities, High Yield Bonds
▪	$___ - Bank Loans
▪	$___ - Credit Default Swaps
▪	$___ - Swaptions, Index Swaps
▪	$___ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪	$___ /Foreign Equity Security per Month for Corporate Action Service
▪	$___ /Domestic Equity Security per Month for Corporate Action Service
▪	$___ /Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)**
▪	$___ on the First 100 Securities
▪	$___on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Exhibit C (continued) to the Series Portfolios Trust Fund Administration Servicing Agreement

Fund Accounting, Fund Administration Service Fee Schedule (continued) at May, 2016

Miscellaneous Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring,,

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the Fund Administration fee schedules on this Exhibit C.

Appleton Partners, Inc.

By: /s/Benjamin T. Doherty, Esq.

Printed Name and Title: Benjamin T. Doherty, Esq.	Date: May 26, 2016
Legal & Compliance Officer